                                                          Exhibit No. EX-99.d.18

                          INVESTMENT ADVISORY AGREEMENT

          AGREEMENT  made this 14th day of August,  2006, by and between The UBS
Funds, a Delaware  statutory trust (the "Trust") and UBS Global Asset Management
(Americas) Inc., a Delaware corporation (the "Advisor").

          1.   Duties of the Advisor.  The Trust hereby  appoints the Advisor to act as investment  advisor to the UBS U.S.  Equity Alpha Fund (the "Series") for
the period and on such terms set forth in this Agreement.  The Trust employs the
Advisor to manage the investment and  reinvestment  of the assets of the Series, to continuously  review,  supervise and administer the investment program of the
Series,  to determine in its  discretion  the assets to be held  uninvested,  to provide the Trust with records  concerning  the Advisor's  activities  which the
Trust is  required to  maintain,  and to render  regular  reports to the Trust's officers  and  Board of  Trustees  concerning  the  Advisor's  discharge  of the
foregoing   responsibilities.   The  Advisor   shall   discharge  the  foregoing
responsibilities  subject  to the  control  of the  officers  and the  Board  of
Trustees of the Trust,  and in  compliance  with the  objectives,  policies  and limitations  set forth in the Trust's  Prospectus  and  Statement of  Additional
Information.  The  Advisor  accepts  such  employment  and  agrees to render the services and to provide,  at its own  expense,  the office  space,  furnishings, equipment and the personnel  required by it to perform the services on the terms and for the compensation provided herein. With respect to foreign securities, at
its  own  expense,   the  Advisor  may  obtain  statistical  and  other  factual information and advice  regarding  economic  factors and trends from its foreign subsidiaries,  and may obtain investment  services from the investment  advisory personnel of its affiliates located throughout the world to the extent permitted under interpretations of the federal securities laws.

          2.   Portfolio Transactions. The Advisor shall provide the Series with a trading  department,  and with respect to foreign  securities,  the Advisor is authorized to utilize the trading  departments  of its foreign  affiliates.  The
Advisor shall select,  and with respect to its foreign  affiliates or the use of any  sub-advisors,  shall  monitor the selection of, the brokers or dealers that will  execute  the  purchases  and sales of  securities  for the  Series  and is directed  to use its best  efforts to ensure that the best  available  price and most favorable execution of securities transactions for the Series are obtained.
Subject  to  policies  established  by the  Board of  Trustees  of the Trust and communicated  to the  Advisor,  it is  understood  that the Advisor  will not be deemed to have acted  unlawfully,  or to have  breached a fiduciary  duty to the
Trust or in respect of the Series,  or be in breach of any  obligation  owing to the Trust or in respect of the Series under this Agreement, or otherwise, solely by reason  of its  having  caused  the  Series  to pay a member of a  securities exchange,  a  broker  or a  dealer  a  commission  for  effecting  a  securities transaction for the Series in excess of the amount of commission  another member of an exchange, broker or dealer would have charged if the Advisor determines in good faith that the commission  paid was reasonable in relation to the brokerage or research services provided by such member,  broker or dealer, viewed in terms of that particular  transaction or the Advisor's overall  responsibilities  with respect to the Series and to other  funds and  advisory  accounts  for which the
Advisor or any Sub-Advisor, as defined in Section 8 hereof, exercises investment discretion.  The Advisor will promptly  communicate to the officers and trustees of the Trust such  information  relating to the Series  transactions as they may reasonably request.

          3.   Compensation  of the Advisor.  For the services to be rendered by the Advisor as provided in Sections 1 and 2 of this Agreement,  the Series shall pay to the Advisor  within  five  business  days after the end of each  calendar month,  a  monthly  fee of  one  twelfth  of the  effective  advisory  fee  rate multiplied by the Series' average daily net assets for the month.  The effective advisory fee rate is calculated  according to the following fee schedule:  1.00%
on the first $500  million of assets  under  management;  0.90% on the next $500 million to $1 billion of assets under management;  and 0.85% above $1 billion of assets under management.

          In the event of  termination  of this  Agreement,  the fee provided in this  Section 3 shall be paid on a pro rata  basis,  based on the number of days when this Agreement was in effect.

          4.   Reimbursement  of Fee Waivers and Expense  Reimbursements.  If on
any day during  which this  Agreement  is in effect,  the  estimated  annualized
Operating  Expenses (as defined  below) of the Series for that day are less than the Operating Expense Limit (as defined below), the Advisor shall be entitled to reimbursement by the Series of the investment management fees waived or reduced, and of any expense reimbursements or similar payments remitted by the Advisor to the Series  pursuant to the Advisor's  agreement to limit the Series'  Operating
Expenses  (the  "Reimbursement  Amount")  during any of the  previous  three (3)
years, to the extent that the Series' annualized  Operating  Expenses,  plus the amount  so  reimbursed,  equals,  for such day,  the  Operating  Expense  Limit, provided  that such amount paid to the Advisor will in no event exceed the total
Reimbursement  Amount and will not include any amounts previously  reimbursed by the Series to the  Advisor.  For  purposes  of this  Section  4: (i)  "Operating
Expenses" shall include the ordinary operating expenses,  incurred by the Series in any fiscal year, including,  without limitation,  management fees paid to the
Advisor,   but  excluding  interest,   taxes,   brokerage   commissions,   other
investment-related   costs,  securities  loan  fees  and  dividend  expense  for securities  sold short and  extraordinary  expenses not incurred in the ordinary course of the Series'  business;  and (ii) "Operating  Expense Limit" shall mean the rate of the "Equity  Alpha Total  Expense  Limit" as a percentage of average daily net  assets of the  Series  as  stated  in the then  current  registration statement of the Series,  plus any distribution or service fees under Rule 12b-1 under the  Investment  Company Act of 1940 and/or  shareholder  service  fees as described  in  the  then  current  registration  statement  of  the  Series,  as determined from time to time by the Board of Trustees of the Trust.

          5.   Reports.  The  Series  and the  Advisor  agree to furnish to each other such  information  regarding their operations with regard to their affairs as each may reasonably request.

          6.   Status of Advisor.  The services of the Advisor to the Series are not to be deemed  exclusive,  and the  Advisor  shall be free to render  similar services  to others  so long as its  services  to the  Series  are not  impaired thereby.

          7.   Liability of Advisor. In the absence of willful misfeasance,  bad faith,  gross negligence or reckless disregard by the Advisor of its obligations and  duties  hereunder,  the  Advisor  shall  not be  subject  to any  liability whatsoever to the Series, or to any shareholder of the Series,  for any error of judgment,  mistake  of law or any other act or  omission  in the  course  of, or connected with, rendering services hereunder including,  without limitation, for any losses that may be  sustained  in  connection  with the  purchase,  holding, redemption or sale of any security on behalf of the Series.

          8.   Delegation of Responsibilities to Sub-Advisors.  The Advisor may,
at its expense,  select and contract with one or more affiliated or unaffiliated investment  advisors  registered  under  the  Investment  Advisers  Act of  1940
("Sub-Advisors") to perform some or all of the services for the Series for which it is  responsible  under  this  Agreement.  The  Advisor  will  compensate  any
Sub-Advisor  for its  services to the Series.  The  Advisor  may  terminate  the services of any  Sub-Advisor  at any time in its sole  discretion,  and shall at such time  assume  the  responsibility  of such  Sub-Advisor  unless and until a successor  Sub-Advisor  is selected  and the  requisite  approval of the Series'
shareholders is obtained.  The Advisor will continue to have  responsibility for all advisory services furnished by any Sub-Advisor.

          9.   Duration and  Termination.  This Agreement shall become effective on August 14, 2006  provided  that first it is approved by the Board of Trustees of the Trust, including a majority of those trustees who are not parties to this
Agreement or interested  persons of any party hereto,  in the manner provided in
Section 15(c) of the Investment Company Act of 1940, as amended (the "1940 Act")
and by the holders of a majority of the  outstanding  voting  securities  of the
Series;  and shall  continue in effect until August 14, 2008.  Thereafter,  this
Agreement may continue in effect only if such  continuance  is approved at least annually  by:  (i) the  Trust's  Board  of  Trustees;  or (ii) by the  vote of a majority of the outstanding voting securities of the Series; and in either event by a vote of a majority  of those  trustees  of the Trust who are not parties to this Agreement or interested persons of any such party in the manner provided in
Section 15(c) of the 1940 Act. This  Agreement may be terminated by the Trust at any time,  without the payment of any  penalty,  by the Board of Trustees of the
Trust  or by  vote  of the  holders  of a  majority  of the  outstanding  voting securities  of the  Series  on 60 days'  written  notice  to the  Advisor.  This
Agreement may be  terminated by the Advisor at any time,  without the payment of any penalty,  upon 60 days' written  notice to the Trust.  This  Agreement  will automatically  terminate in the event of its  assignment.  Any notice under this
Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

          As  used  in this  Section  9,  the  terms  "assignment,"  "interested person," and "a vote of a majority of the outstanding  voting  securities" shall have the respective meanings set forth in Section 2(a)(4),  Section 2(a)(19) and
Section 2(a)(42) of the 1940 Act and Rule 18f-2 thereunder.

          10.  Name of  Advisor.  The  parties  agree  that  the  Advisor  has a proprietary  interest in the name "UBS," and the Trust  agrees to promptly  take such action as may be  necessary  to delete from its  corporate  name and/or the name of the Series  any  reference  to the name of the  Advisor  promptly  after receipt from the Advisor of a written request therefor.

          11.  Severability.  If any provisions of this Agreement  shall be held or made invalid by a court decision,  statute, rule or otherwise,  the remainder of this Agreement shall not be affected thereby.

          12.  Amendment of this  Agreement.  No provision of this Agreement may be changed,  waived,  discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change,  waiver, discharge or termination is sought,  and no material amendment of this Agreement shall  be  effective  until  approved  by  vote  of a  majority  of the  Series'
outstanding voting securities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 14th day of August, 2006.

THE UBS FUNDS                                   THE UBS FUNDS

By:    _______________________                  By:    _______________________
       Name:                                           Name:
       Title:                                          Title:

UBS GLOBAL ASSET                                UBS GLOBAL ASSET MANAGEMENT
MANAGEMENT (AMERICAS) INC.                      (AMERICAS) INC.

By:    _______________________                  By:    _______________________
       Name:                                           Name:
       Title:                                          Title: